UNITED STATIONERS INC.
CORPORATE ENTITY CHART
AS OF DECEMBER 31, 2011



United Stationers Inc.
CHART LEGEND
Legal Entity
Operating Division
United Stationers Supply (Division)
United Stationers Supply Co.
United Stationers Technology Services LLC
MBS Dev, Inc.
ORS Nasco, Inc.
United Stationers Financial Services LLC
Lagasse, Inc.
Azerty de Mexico, S.A. de C.V.
United Stationers Hong Kong Limited
Oklahoma Rig, Inc.
United Stationers Receivables, LLC
United Worldwide Limited
Oklahoma Rig & Supply Co. Trans, Inc.